                                                                    EXHIBIT 10.3

                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------

          THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Agreement"), is made and entered into as of this 9TH day of July, 1999, by and between Click Interactive, Inc., a Delaware corporation (the "Corporation") and Michael W. Ferro, Jr., an individual residing in the State of Florida (the "Executive").

                                   RECITALS

     WHEREAS, the Executive is the founder of the Corporation;

     WHEREAS, the Corporation is engaged in the Business (as defined below);

     WHEREAS, the Corporation has and desires to continue to employ Executive as the Chairman of the Board, Chief Executive Officer and President of the Corporation;

     WHEREAS, the Executive desires to continue to be employed by the Corporation at the salary and benefits provided for herein;

     WHEREAS, the Executive acknowledges and understands that during the course of his employment, the Executive has and will become familiar with certain confidential information of the Corporation related to the Corporation's Business; and

     WHEREAS, the Corporation and the Executive desire to protect such confidential information from disclosure to third parties or use of such information to the detriment of the Corporation.

                                   AGREEMENT

     NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Employment. The Corporation hereby agrees to employ the Executive, and the Executive hereby accepts such employment, as the Chairman of the Board, Chief Executive Officer and President of the Corporation.

     2. Term. The term of this Agreement shall commence on June 1, 1999 and shall continue until December 31, 2002 (the "Term"), unless earlier terminated pursuant to Section 12 of this Agreement. This Agreement shall automatically renew for additional annual periods unless either party hereto provides at least thirty (30) days prior notice of termination to the other party.

     3.   Duties.

     (a) The Executive shall have such responsibilities as may be as determined by the Board of Directors of the Corporation in accordance with the Amended and Restated By-Laws of the Corporation in effect from time to time, provided that such duties shall at all times be consistent with the duties normally performed by the Chairman and Chief Executive Officer of companies engaged in businesses similar to the Business of the Corporation. The Executive agrees to devote a substantial portion of his business time, attention and energies to the diligent performance of his duties hereunder and will not, during the Term hereof, engage in, accept employment from, or provide services to any other person, firm, corporation, governmental agency or other entity that engages in, any activities which, in the opinion of the Board of Directors, would materially conflict with or detract from the Executive's reasonable performance of such duties; provided, however, that nothing herein shall restrict the Executive from providing services to WarrantyCheck.com, Inc. ("WarrantyCheck") and its successors and assigns, including without limitation, as Chairman, Chief Executive Officer and President with respect to WarrantyCheck as long as such services do not regularly involve more than ten (10) business hours per week; provided, further, that if such involvement regularly exceeds ten (10) business hours per week after the first twelve months of the Term, the procedures set forth in Section 3(b) may be instituted by a majority of the disinterested members of the Corporation's Board of Directors (the "Disinterested Directors"); provided, further, that the Executive shall not become an employee of WarrantyCheck without the prior written consent of a majority of the Disinterested Directors; and provided, further, that the Executive shall be permitted hereunder (i) to serve on the board of directors of any other corporation or trade associations with the consent of the Corporation's Board of Directors, (ii) to engage in any charitable activities and community affairs, and (iii) to participate in or assist with the creation or management of any other start-up, developmental or new venture or business (a "New Venture") that does not compete with the Business (as defined below) of the Corporation as a non-employee director, provided that with respect to such New Venture, the Executive receives the prior consent of the Disinterested Directors in connection therewith and such participation or assistance with such New Ventures does not, individually or in the aggregate, materially interfere with the Executive's performance of his obligations and duties hereunder; provided, however, that the foregoing consent of the Disinterested Directors shall not be required in connection with a passive investment in a business unrelated to the Business (as hereinafter defined).

     (b) If the Executive's involvement in WarrantyCheck regularly exceeds ten
(10) business hours per week and the Disinterested Directors reasonably believe that such involvement materially interferes with the Executive's performance of his obligations and duties hereunder to the Corporation, the Disinterested Directors shall provide written notice of such belief to the Executive. Promptly after receipt of such notice, the Executive and the Disinterested Directors shall meet to discuss the Executive's involvement with WarrantyCheck. If after such discussion, such members of the Board determine, in their sole discretion, that Executive's involvement in WarrantyCheck materially interferes with Executive's performance of his obligations and duties hereunder, then the Executive shall decide either to (i) resign as CEO and/or President (but not Chairman) of WarrantyCheck and otherwise reduce his involvement with WarrantyCheck to a level that is satisfactory to the Disinterested Directors or
(ii) resign as an employee (but not Chairman) of the Corporation. Upon such a decision, the Executive and the Disinterested Directors shall mutually agree to an appropriate transition plan and schedule to promptly effect such decision, which shall, to the extent possible, minimize the adverse impact thereof on the affected business.

     (c) If the Executive resigns under Section 3(b)(ii) above, this Agreement shall terminate, other than Sections 7, 8 and 9, and the provisions of Section 11(e) shall apply.

     4.   Compensation.

     (a) Base Salary. During the Term of this Agreement, the Executive shall receive compensation at the annual rate of $250,000 payable in equal monthly installments or as otherwise agreed to by the parties. The annual amount of salary payments to the Executive during the Term of this Agreement shall be referred to herein as the "Annual Salary."

     (b) Annual Incentive Bonus. During the Term of this Agreement, the Executive shall participate in an annual bonus program to be adopted by the Corporation providing the Executive with the opportunity to earn an annual cash bonus equal to up to 50 % of the Executive's Annual Salary (the "Annual Incentive Bonus"). The Annual Incentive Bonus shall be based upon the achievement of specified organizational and personal management objectives to be agreed upon by the Executive and the Board of Directors ("Annual Incentive Bonus Objectives"). The Annual Incentive Bonus Objectives will be set forth in writing on a quarterly basis. The Annual Incentive Bonus shall be earned on a quarterly basis based solely upon performance as measured against the applicable Annual Incentive Bonus Objectives and shall be paid on an annual basis, if, and only if, earned. Except as provided in Section 11(d) to the contrary, any Annual Incentive Bonus earned by the Executive shall become payable in accordance with the terms of the Annual Incentive Bonus program notwithstanding the subsequent termination of the Executive's employment with the Corporation.

     5.   Benefits.

     (a) Standard Benefits. During the Term of this Agreement, the Corporation agrees to provide to the Executive such benefits as are provided generally to other senior executive officers of the Corporation, including, without limitation, any health, disability, dental, severance benefits, insurance, defined contribution plan, deferred compensation, profit-sharing, pension, or other employee benefit policies, programs (including child day-care) or plans which the Corporation offers generally to senior executives (collectively, the "Employee Benefits"). Executive shall be entitled to four (4) weeks of vacation during each twelve (12) month period hereunder, and the Executive may accrue or carryover any unused vacation from any calendar year to any following calendar year. Executive also shall be entitled to participate in other compensation programs that the Corporation may make available to other senior executive officers from time to time, and nothing herein shall restrict or otherwise prevent the Executive from participating in any stock option or other equity-based compensation plan of the Corporation.

     (b) Additional Benefits. In addition to the foregoing, during the Term of this Agreement, the Executive, as the Chief Executive Officer, shall be entitled to the following additional benefits not generally available to senior executive officers of the Corporation (the "Additional Benefits"):

          (i)    Housing Allowance.  To facilitate the Executive's extensive
                 -----------------
                 travel commitment from his Florida residence, the Corporation shall maintain appropriate living accommodation for the Executive in the Chicago, Illinois metropolitan area at an initial monthly cost of not more than $5,000.00.

          (ii)   Club Memberships.  To facilitate the Executive's extensive
                 ----------------
                 marketing, entertainment and client relations duties, the Corporation shall maintain, and pay all dues, assessments and initiation fees related to, one (1) membership in one (1) business club located in the Chicago metropolitan area.

          (iii)  Automobile Allowance.  The Corporation shall also maintain an
                 --------------------
                 appropriate automobile used by the Executive in connection with various business responsibilities. The Corporation shall pay all expenses of operation the automobile, including gas, oil, liability and casualty coverage, repairs and maintenance. The Executive shall maintain appropriate usage of records.

          (iv)   Insurance.  In lieu of an individual program, the
                 ---------
                 Corporation shall pay the Executive additional annual cash compensation equal to the premiums on (i) a term life insurance policy of the Executive's choice in the face amount of $2,000,000 and (ii) a long-term disability insurance policy which shall pay to the Executive at least 60% of his annual compensation. The program shall be in addition to any group policies provided by the Corporation.

     6. Expenses. During the Term of this Agreement, the Executive shall be reimbursed by the Corporation for all reasonable, ordinary and necessary out-of-pocket expenses for travel, lodging, meals, entertainment expenses, or any other similar expenses incurred by the Executive in performing services for the Corporation. The Executive shall use his reasonable best efforts to substantiate and document such expenditures as required by the Code.

     7.   Non-Disclosure of Confidential Information.

     (a) The Executive will not during, or for a period of three (3) years after termination of, this Agreement, in any form or manner, directly or indirectly, divulge, disclose or communicate to any person, entity, firm, corporation or any other third party, or for the benefit of any competitor of the Corporation, any Confidential Information (as hereinafter defined).

     (b) For the purposes of this Agreement, the term "Confidential Information" shall mean, but shall not be limited to, any technical or non-technical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, designs, processes, procedures, improvements, models or manuals of the Corporation or which are licensed by the Corporation or written lists of actual or potential customers or suppliers of the Corporation, and any information regarding the Corporation's marketing, sales or dealer network, which is not available to the public through legitimate origins. The Corporation and the Executive acknowledge and agree that such Confidential Information is extremely valuable to the Corporation and shall be deemed to be a "trade secret." In the event that any part of the Confidential information becomes available to the public (other than by the breach of this Agreement by the Executive, that part of the Confidential Information shall no longer be deemed Confidential Information for the purposes of this Agreement.

  (c) Upon termination of this Agreement for any reason, the Executive will promptly deliver to the Corporation all drawings, blueprints, manuals, reports, programs, or any other documents, including all copies in any form or media which contains Confidential Information.

  (d) Notwithstanding anything to the contrary in this Section 7, nothing shall restrict the Executive from disclosing Confidential Information which he determines in his reasonable judgment is reasonable or necessary in connection with the performance of his business activities on behalf of the Corporation.

  (e) Notwithstanding anything to the contrary in this Section 7, the Corporation acknowledges and agrees that (i) the Executive has or will obtain, or will be exposed to, Confidential Information that is or will be retained in his unaided memory ("Residual Information") and (ii) the Executive may utilize his Residual Information in connection with his services to, and involvement with, WarrantyCheck or any New Venture; provided, however, that nothing in this
Section 7(e) shall (x) authorize any third party to infringe, use or claim a license under any patent, copyright or trademark of the Corporation, or (y) restrict the operation of Sections 8 and 9 hereof.

  8.   Covenant-Not-To-Compete.

  (a) The Executive will not during, or for a period of two (2) years after termination of, the term of this Agreement, in any form or manner, directly or indirectly, on his own behalf of in combination with others, become an employee, general partner, stockholder, officer, director, principal, agent, independent contractor or trustee (except as a holder of securities of a corporation whose securities are publicly-traded and which is subject to the reporting requirements of the Securities Exchange Act of 1934, and then only to the extent of owning not more than 2% of the issued and outstanding securities of such corporation), or provide services similar to those provided to the Corporation for any business that provides goods or services substantially similar to those provided as part of the Business of the Corporation or any business which renders implementation services or sells products that compete with the Business of the Corporation within North America, South America, Europe, Asia or Australia. For purposes of this Agreement, the "Business" of the Corporation shall mean providing business to business electronic commerce extranet software and services to Global 1000 companies.

  (b) Notwithstanding anything to the contrary in Section 8(a), nothing herein shall be construed to prevent or restrict in any way the Executive (i) from providing services to, or participating in any capacity in, WarrantyCheck, (ii) providing services to, or participating in any non-employee capacity in, any New Venture that has not been formed for the purpose of providing goods or services that would compete with the Business or (iii) becoming an indirect investor through a mutual, venture capital or other similar investment fund which is in the business of investing money, even if such entities shall invest in a business that competes with the Business.

  (c) Notwithstanding the provisions of Section 8(b), if the Disinterested Directors reasonably believe that the business operations or affairs of the Corporation, WarrantyCheck or any New Venture have changed or evolved to the point that the Corporation has or will become in the near future in direct competition with either WarrantyCheck or any New Venture, and, as a result, a material, long-term conflict of interest would thereafter exist if the Executive should continue in both his role as Chairman, CEO and/or President of the Corporation and his then-current role with such competing business, the Disinterested Directors shall provide written notice of such belief to the Executive. Promptly after receipt of such notice, the Executive and the Disinterested Directors shall meet to discuss the actual or potential conflict of interest. If after such discussion, the Disinterested Directors determine, in their sole discretion, that a material conflict of interest can only be avoided by a change in the Executive's provision of services or participation in the Corporation or the competing business, then the Executive shall either (i) resign as an officer and director of, and otherwise terminate his active involvement with, the competing business, (ii) resign as an officer and director of the Corporation and, if the competing business is in or will be in direct competition with the Business and not solely in competition with new activities of the Corporation that are outside the scope of the Business, terminate his active involvement with the competing business, or (iii) reduce his activities on behalf of the competing business to a level, or modify such activities in such manner, that is satisfactory to the Disinterested Directors. Upon such a decision, the Executive and the Disinterested Directors shall mutually agree to an appropriate transition plan and schedule to promptly effect such decision, which shall, to the extent possible, minimize the adverse impact thereof on the affected business(es). A resignation under Section 8(c)(ii) shall be deemed to be a voluntary resignation by the Executive under Section 11(e).

  9.  Covenant Not to Solicit.

  (a) Covenant Not to Solicit Employees.  During Executive's employment by the
      ---------------------------------
Corporation and for a period of two (2) years following termination or cessation of Executive's employment pursuant to this Agreement, Executive agrees and covenants that he will not employ, solicit or endeavor to entice away from the Corporation, any employees of the Corporation to work for or with Executive, or any competitor of the Business of the Corporation, nor will Executive otherwise attempt to interfere (to the Corporation's detriment) in the relationship between the Corporation and any such employees; provided, however, that nothing herein shall prevent or restrict the Executive from soliciting or contacting any employee of the Corporation for or on behalf of WarrantyCheck, provided further, however, that the Executive will not, and will not cause WarrantyCheck to, employ any Employee of the Corporation without the prior consent of the Disinterested Directors.

  (b) Covenant Not to Solicit Customers.  During Executive's employment pursuant
      ---------------------------------
to this Agreement and for a period of two (2) years following termination or cessation of Executive's employment, Executive agrees and covenants that he will not solicit any Customers of the Corporation, for the purpose of competing with the Business of the Corporation. For purposes of this Agreement, a "Customer" of the Corporation shall mean and refer to (i) each person that has received services or purchased products from the Corporation during the last two (2) years of Executive's employment hereunder and (ii) each person or entity formally solicited by Executive on behalf of the Corporation to provide services or purchase products during the last two (2) years of Executive's employment hereunder. The parties hereto acknowledge and agree that the solicitation of Customers by the Executive on behalf of WarrantyCheck shall not be construed to constitute the solicitation "for the purpose of competing with the Business of the Corporation."

     10. Equitable Remedies. In the event that the Executive materially breaches the terms contained in Sections 7, 8 or 9 of this Agreement, said breach may result in immediate and irreparable harm to the business and goodwill of the Corporation, as to which damages and remedies at law for such breach may be inadequate. The Corporation shall therefore be entitled to apply for and may, upon proper demonstration, receive from any court of competent jurisdiction an injunction to restrain any violation of this Agreement and for such further relief as the court may deem just and proper.

     11.  Termination of Employment.

     (a) Termination by Corporation of Executive for Cause. The Corporation shall have the right to terminate the Executive's employment at any time for "cause." For purposes hereof, "cause" shall mean that the Executive has:

     (i) been convicted of, or plead nolo contendere to, a felony or crime involving moral turpitude; or

     (ii) committed a material act of personal dishonesty or fraud involving personal profit in connection with the Executive's employment by the Corporation; or

     (iii) committed a material breach of any material covenant, provision, term, condition, understanding or undertaking set forth in this Agreement, including, without limitation, the provisions contained in Sections 7, 8 and 9 hereof, which breach shall be continuing and shall not have been cured, if capable of being cured, within fifteen
           (15) days following written notice to the Executive of such breach.

If the Corporation shall terminate the Executive's employment pursuant to this
Section 11(a), the Corporation shall be obligated to pay to the Executive only the Annual Salary then in effect and the Employee Benefits payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive's employment is so terminated. Thereafter, the Corporation shall have no further obligation whatsoever to the Executive.

     (b) Termination by Corporation of Executive Because of Executive's Disability, Injury or Illness. The Corporation shall have the right to terminate the Executive's employment if the Executive is rendered permanently unable to perform the duties assigned to him by the Corporation because of the Executive's disability, injury or illness (as such terms may be defined under the applicable disability plan covering the Executive); provided, however, that in the event of such disability, injury or illness, the Executive will be deemed unable to perform such duties only if the Executive has been unable to perform such duties on a regular weekly basis for a total of six (6) months in any consecutive twelve (12) month period and, in the opinion of the competent medical advisors to the Company, it is unlikely that such disability will be reversed in the following 36 months. If the Corporation shall terminate the Executive's employment pursuant to this Section 11(b), the Corporation shall be obligated only (i) to pay to the Executive the Annual Salary then in effect payable to the Executive pursuant to this Agreement, accrued up to and including the date on which the Executive's employment is so terminated, and (ii) to provide Employee Benefits to the Executive to the extent the Executive remains eligible to continue to participate in such employee benefits pursuant to the terms and conditions of such policies, programs or plans. Notwithstanding anything to the contrary in this Agreement, the Employer's obligations to make payments to the Executive, following the termination of this Agreement, shall be reduced by any amounts actually paid to the Executive pursuant to any group disability insurance payments received by the Executive pursuant to the Employee Benefits. This Section 11(b) shall be the sole method of termination of the Executive's employment hereunder with respect to any alleged breach under
Section 11(a)(iii) that is directly or indirectly related to or caused by any disability, injury or illness of the Executive.

  (c) Termination by Corporation as a Result of Executive's Death. The obligations of the Corporation to the Executive under this Agreement (except as provided in this Section 11(c)) shall automatically terminate upon the Executive's death and the Corporation shall then be obligated only to pay to the Executive's estate the Annual Salary then in effect for the next twelve (12) months. Any payments due to the Executive shall be paid to the Executive's estate or his designated heirs.

  (d) Termination of Executive for Any Other Reason. The Corporation shall have the right to terminate the Executive's employment for any other reason upon thirty (30) days prior written notice to the Executive. In the event of a termination of the Executive's employment for any reason other than the reasons set forth in Sections 11(a), 11(b) or 11(c) hereof or the expiration of the Term of this Agreement, the Corporation shall be obligated only (i) to provide twenty-four (24) months severance in equal semi-weekly installments or otherwise as agreed to by the parties, (ii) to provide the Employee Benefits, if any and to the extent the Executive remains eligible to participate in such Employee Benefits pursuant to the terms and conditions of such policies, programs or plans, for twenty-four (24) months, and (iii) to pay the Executive the earned portion of the Annual Incentive Bonus as provided in Section 4(b) hereof; provided, however, that (x) any severance or other benefits payable under this
Section 1l(d) shall terminate upon delivery of written notice to the Executive reasonably establishing the factual basis for the Corporation's claim of a material violation of the Executive's material covenants under Sections 7, 8 and 9 hereof and (y) the amounts payable hereunder shall be reduced by the amounts actually paid to the Executive from subsequent employment arrangements during the period that payments are made to the Executive pursuant to this Section 11(d).

  (e) Termination by Executive. At any time beginning twelve (12) months from the date hereof, the Executive may resign and terminate his employment by the Corporation for any reason whatsoever upon ninety (90) days prior written notice to the Corporation. Upon such a resignation, the Corporation shall be obligated only to pay to the Executive the Annual Salary then in effect payable to the Executive pursuant to this Agreement, accrued up to and including the effective date of such resignation.

     12. Entire Agreement. This Agreement contains the entire agreement between the parties and shall not be modified except in writing by the parties hereto. Furthermore, the parties hereto specifically acknowledge and agree that this agreement supersedes all prior employment agreements between the Executive and the Corporation.

     13. Severability. If any phrase, clause or provision of this Agreement is declared invalid or unenforceable by a court of competent jurisdiction, such phrase, clause or provision shall be deemed severed from this Agreement, but will not affect any other provisions of this Agreement, which shall otherwise remain in full force and effect.

     14. Notices. Any notice, request or other communication required to be given pursuant to the provisions hereof shall be in writing and shall be deemed to have been given when delivered in person, on the next business day after being delivered to a nationally-recognized overnight courier service (for such next-day delivery) or five (5) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the other party at its or his last known address. Notices to the Corporation shall be given to the Board of Directors at the Corporation's executive headquarters, with a copy to Seyfarth, Shaw, Fairweather & Geraldson, 55 East Monroe, Suite 4200, Chicago, Illinois 60603, attention: David S. Stone, Esq., facsimile number 312-269-8869; notices to the Executive shall be given to him both at his home address and at any office he may have at the Corporation's executive headquarters, with a copy to Latham & Watkins, Suite 5800, Sears Tower, Chicago, IL 60606, attention: Mark A. Harris, facsimile number 312-993-9767. The address of any party may be changed by notice in writing to the other party duly served in accordance herewith.

     15. Waiver. The waiver by the Corporation or the Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

     16. Increases. All dollar amounts referred to in Section 5(b)(i) hereunder shall be subject to increase, no less frequently than annually, by the applicable Consumer Price Index.

     17. Attorneys Fees. The Corporation shall pay the fees and expenses of Executive's outside legal counsel, accountants, and other advisors in connection with the negotiation and review of this Agreement.

     18. Changes in Location. Should the Corporation relocate its executive headquarters, appropriate adjustments to the Executive's compensation, housing and commuting arrangements will be mutually agreed between the Executive and the Corporation.

     19. Governing Law. This Agreement and the enforcement hereof shall be governed and controlled in all respects by the internal laws, and not the laws of conflict, of the State of Illinois.

     20. Assignment of Inventions. As the founder of the Corporation, the Executive has developed or may develop in the future certain material of a proprietary nature, including, but not limited to, ideas, inventions, discoveries, improvements, developments, designs, methods, systems, computer programs, trade secrets or any other intellectual property whether or not patentable or copyrightable, specifically including, but not limited to, copyright and mask works, formulae, compositions, products, processes, apparatus, and new uses of existing materials or machines (hereafter collectively called "Inventions"). Executive agrees not to assert any rights to, and expressly assigns to the Corporation, as the Corporation's exclusive property, (a) all Inventions currently used by the Corporation as of the date of this Agreement and related to the Business as currently conducted in the manner now so used and (b) all Inventions conceived by Executive, alone or with others during the term of this Agreement to the extent that such Inventions are related to the Company's Business. To the fullest extent permitted by law, such Inventions will be deemed works made for hire. Executive agrees to assist the Corporation, at Corporation's expense, to obtain patents or copyrights on any protectable ideas and inventions, to obtain trademarks, to exploit other developments, and to execute all documents necessary to obtain such patents, trademarks, or other developments in the name of the Corporation.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    CLICK INTERACTIVE, INC.



                                    By:  /s/ Donal Schmitt
                                         ---------------------------------
                                         Authorized Officer


                                    EXECUTIVE


                                         /s/ Michael W. Ferro
                                         -------------------------------
                                         Michael W. Ferro, Jr.

                              Address:   2816 Osprey Cove Pl., #101
                                         Kissimee, Florida  34746